Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.
2 Year Floater due 2010
Final Term Sheet
May 2, 2008
(Revised May 7, 2008)

Issuer:                   	 Citigroup Funding Inc.

Guarantee:		Any payments due on the Notes are fully and
                        unconditionally guaranteed by Citigroup Inc.,
                        Citigroup Funding's parent company.


Ratings of Issuer's
Obligations:            The Issuer's senior debt and commercial paper ratings
			are Aa3 (Negative Outlook)/P-1(Moody's),
			AA-(CreditWatch Negative) / A-1+ (S&P), and
			AA-( Negative Outlook) / F1+ (Fitch), in each case based on the guarantee by Citigroup Inc. and subject to change during the term of the notes.

Offering:               2 Year Floater due 2010

Principal Amount Issued: US $2,250,000,000.00

Pricing Date:           May 2, 2008

Issue Date:             May 7, 2008

Maturity Date:          May 7, 2010

Issue Price:            100.00% of the principal amount

Underwriting Discount:  0.125%

Interest Rate:         	3-month USD-BBA-Libor + 105 bps

Interest Rate Reset:    Quarterly on coupon payment dates

Coupon Payment Dates:   Quarterly on the 7th of each February, May, August,
			and November. Modified following New York and London business day convention.

First Coupon Date:       August 7, 2008


Day Count Convention:    Actual/360

Accrue to Pay:           Yes

Interest Determination Dates: Two London Business Days prior to each
			      Interest Payment Date

Payment at Maturity:      100% of the principal amount

Early Redemption:         Not Callable

Calculation Agent:        Citibank, N.A.

Form and Denomination:    Registered Medium-Term Notes in minimum denominations
		          and minimum increments of US$1,000.00

Clearing and Settlement:  DTC

Listing:                  None

Sole Lead Manager:        Citigroup Global Markets Inc.

Co-Managers:              SBK Brooks Investment
			  Apex Pryor Securities



CUSIP/ISIN Number:        1730T0FV6



Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission ('SEC') for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.


					Page 1